CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (herein the "Agreement") is entered and is effective as of SEPTEMBER 15, 2010, by and between THE DETTMAN GROUP, LLC, a California limited liability company (herein "Dr. Gadget®"), and CONO ITALIANO, INC. a Nevada Corporation (herein "CONO ITALIANO"), and both referred to collectively as the "Parties", who agree as follows:

    1. PARTIES.

        (a) CONO ITALIANO is in the business of "ON THE GO" food manufacturing sales and distribution.

        (b) Dave Dettman AKA Dr. Gadget.® Dr. Gadget® is in the business of advertising, consulting and promoting products and providing entertainment services featuring live and recorded performances by way of television and radio, conducting seminars, and workshops in the field of product development. "Dr. Gadget®" is a registered trademarks of The Dettman Group, LLC. Dave Dettman is the entertainment personality known as Dr. Gadget®.

    2. ENGAGEMENT. CONO ITALIANO hereby retains Dr. Gadget® to provide strategic marketing assistance and consulting, for the presentation of the CONO ITALIANO PRODUCT LINE pursuant to this Agreement.

    3. TERM. The term of this agreement is for one hundred eighty days (180 days), with a ninety day (90) review of services allowing either party to terminate this agreement on the (90th) day.

    4. COMPENSATION.

    In consideration for the services provided by Dr. Gadget®, CONO ITALIANO shall:

        (a) Pay Dr. Gadget® the sum of Seventy Five Hundred Dollars ($7,500.00) monthly due on or before the 15th of each month during the term of this Agreement, payable on the date of execution of this agreement; and

        (b) For any futures sales, commissions and or performance bonus compensation this shall be determined by the CONO ITALIANO to pay Dr. Gadget® this sum shall be determined at a later date and be mutually agreed on by all parties.

        (c) CONO ITALIANO understands that this consulting agreement does not include the on air representation of Dr. Gadget®, said services are not included in this agreement.

    5. EXPENSES. In addition to the compensation set forth in Section 4 above, CONO ITALIANO shall agree to reimburse Dr. Gadget all pre approved expenses incurred by Dr. Gadget for travel and hotel if determined necessary to and from said travel expense shall be determined by which city Dr. Gadget is located in at time of expense.

6.           MISCELLANEOUS.

        (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with regard to the subject matter hereof, and supersedes all previous negotiations, agreements and commitments in respect thereto, and shall not be released, discharged, changed or modified in any manner, except by an instrument signed by a duly authorized officer or representative of each of the parties hereto. No oral explanation or oral information by any of the parties hereto shall alter the meaning or interpretation of this Agreement.

        (b) Governing Law. This Agreement and the validity and interpretation of each clause and part thereof shall be construed and enforced in accordance with and governed by the laws of the State of New Jersey.

        (c) Construction. Each of the parties hereto has cooperated in the drafting and preparation of this Agreement. In construing this Agreement, none of the parties hereto shall have any term or provision construed against such party solely by reason of such party having drafted the same.

        (d) Notices. All notices to be given hereunder shall be in writing and personally delivered (including by a nationally recognized one-day-delivery courier service) or sent by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth below or to such other address as so notified in writing by the parties. If any of the parties hereto has changed its address, a written notice thereof shall be given to the other party hereto pursuant to this Section 7(d). All notices shall be deemed to have been given on the earlier of the date of personal delivery or on the fourth (4th) day following deposit in the United States mail.

if to: Cono Italiano, Inc.

Attn:	Mitchell Brown
Cono Italiano, Inc.
10 Main street,
Keyport, NJ 07735

If to Dr. Gadget®
The Dettman Group, LLC
Attn:	David Dettman
The Dettman Group LLC
31521 Rancho Viejo Road, Suite #102-B San Juan Capistrano, CA 92675

        (e) Successors. Subject to Section 5 above, this Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective agents, employees, representatives, administrators, attorneys, shareholders, officers, directors, divisions, affiliates, partnerships, partners, joint venturers, parent and/or subsidiary corporations, assigns, heirs, and successors in interest.

        (f) Counterparts. This Agreement may be executed in counterparts. When each party hereto has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with other signed counterparts, shall constitute one agreement which shall be binding upon and effective as to all parties hereto. No counterpart shall be effective until all parties hereto have executed and exchanged an executed counterpart hereof.

Executed on and by:

"CONO ITALIANO"

CONO 1TALIANO, INC., a NEVADA CORPORATION

Dated: 09/13/2010	By:	/s/ Mitchell Brown
	Its:	CEO

"Dr. Gadget®"

THE DETTMAN GROUP LLC, a California limited liability company

Dated: 09/13/2010	By:	/s/ David Dettman
	Its:	Manager

Dated: 09/13/2010	/s/ David Dettman
David Dettman, individually